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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                PERCEPTRON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   71361F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                        (Continued on following page(s))
                               Page 1 of 4 pages

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CUSIP NO. 71361F100
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Alfred A. Pease
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States of America
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       665,053
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     665,053
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        665,053
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        7.1%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               Page 2 of 4 Pages
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CUSIP No. 71361F100


Item 1(a).        Name of Issuer:

                  Perceptron, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  47827 Halyard Drive, Plymouth, Michigan 48170.

Item 2(a).        Name of Person Filing:

                  Alfred A. Pease

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  47827 Halyard Drive, Plymouth, Michigan 48170

Item 2(c).        Citizenship:

                  United States of America

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.01 par value per share

Item 2(e).        CUSIP Number:

                  71361F100

Item 3.           If this statement is being filed pursuant to Rules
                  13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  N/A

Item 4.          Ownership (as of December 31, 2005)

                 (a)      Amount Beneficially Owned: 665,053

                 (b)      Percent of Class: 7.1%

                 (c)      Number of shares as to which the person has:

                          (i)      Sole power to vote or direct the vote:

                                   665,053

                          (ii)     Shared power to vote or to direct the vote:

                                   0

                                Page 3 of 4 Pages


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                           (iii)    Sole power to dispose or to direct the
                                    disposition of:

                                    665,053

                           (iv) Shared power to dispose or to direct the disposition of:

                                    0

                  Includes 572,534 shares that the reporting person has the right to acquire pursuant to Rule 13d-3 upon the exercise of outstanding stock options.

Item 5.           Ownership of Five Percent or Less of a Class:

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  N/A

Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of Dissolution of Group.

                  N/A

Item 10.          Certification.

                  N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 14, 2006
                                            ---------------------------------
                                            Date

                                            /s/ Alfred A. Pease
                                            ---------------------------------
                                            [Signature]

                                            Alfred A. Pease
                                            ---------------------------------
                                            [Name/Title]


                                Page 4 of 4 Pages